Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES STOCKHOLDERS APPROVE MERGER

(Newport Beach, California, April 5, 2006) – Water Pik Technologies, Inc. (NYSE: PIK) today announced that its stockholders approved the adoption of the Agreement and Plan of Merger, dated as of January 6, 2006, among the Company, Coast Acquisition Corporation and Coast Merger Corporation. The merger is expected to be completed on Wednesday, April 12, 2006. As previously announced, under the terms of the Agreement and Plan of Merger, stockholders will be entitled to receive $27.75 in cash for each share of common stock.

Stockholders submitted proxies which overwhelmingly authorized the proxies to vote “FOR” the proposal to adopt the Agreement and Plan of Merger. Of the approximately 80 percent of outstanding shares that were voted, approximately 99 percent or 9,772,417 shares were submitted authorizing the proxy to vote in favor of the adoption of the merger agreement. On February 22, 2006, in satisfaction of one of the conditions to the Coast Merger, the Federal Trade Commission (“FTC”) granted early termination of the waiting period for United States anti-trust regulatory review. Additionally, the parties have received antitrust clearance from Germany and Austria.

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Forward-looking Statements

In this news release, any statements, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in our filings with the Securities and Exchange Commission. With respect to the closing of the transaction and the closing date are subject to the satisfaction of agreed upon closing conditions specified in the definitive agreement and approval of the Water Pik Technologies, Inc. stockholders. The failure to satisfy the closing conditions could result in a failure of or delay in closing the transaction. The reader is cautioned not to rely on any forward-looking statements, as actual results may differ materially from those reflected in the forward-looking statements. We do not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal healthcare products and swimming pool and spa products sold under the Water Pik® and Jandy® brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates six major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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